Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-175339

Issuer Free Writing Prospectus, dated August 14, 2013

McCormick & Company, Incorporated

Final Term Sheet for 3.500% Notes due 2023

Issuer:	McCormick & Company, Incorporated

Ratings: (Moody’s / S&P)[1]	A2 / A-

Principal Amount:	$250,000,000

Type:	SEC Registered, Registration No. 333-175339

Trade Date:	August 14, 2013

Settlement Date:	August 19, 2013 (T+3)

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on March 1, 2014 and ending on the Maturity Date

Maturity Date:	September 1, 2023

Benchmark Treasury:	2.500% due August 15, 2023

Benchmark Treasury Price and Yield:	98-07+/2.703%

Spread to Benchmark Treasury:	+ 90 basis points

Yield to Maturity:	3.603%

Coupon (Interest Rate):	3.500%

Price to Public[2]:	99.138%

Optional Redemption:	Prior to June 1, 2023 (three months prior to their maturity date), the notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:
(1)	100% of the principal amount of the notes to be redeemed and
(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points,

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[2]	Plus accrued interest, if any, from August 19, 2013, if settlement occurs after that date.

plus in either case accrued and unpaid interest thereon to the date of redemption.

On or after June 1, 2023 (three months prior to their maturity date), the Issuer may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	579780 AJ6 / US579780AJ65

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.

Co-Managers	J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.

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